Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This License and Services Agreement (the “Agreement”) is effective as of the latest date signed (the “Effective Date”), by and between CashXAI, Inc., a Delaware corporation and CashX, LLC, a Tennessee corporation (collectively, “CashX” or “CashX”) and Alpha Modus Holdings, Inc., a Delaware corporation (herein “AMC” or “AMC”), and CashX and AMC shall each be considered a “Party” and together the “Parties.”

WHEREAS, CashX owns all intellectual-property rights, title, and interest in and to the intellectual property identified in Licensed Intellectual Property (defined below);

WHEREAS, AMC desires to license the Licensed Intellectual Property, and use the Licensed Intellectual Property in the sale of the Licensed Products (defined below), including co- development of new offerings;

WHEREAS, AMC also owns or controls certain products sold in specified distribution networks and electronic technology transaction based distribution systems;

WHEREAS, CashX owns or has the right to use certain hardware and software solutions for providing financial services through Kiosk units and associated software (collectively the “CashX Platform”);

WHEREAS, the Parties wish to enter into an arrangement whereby AMC will purchase and deploy various elements of the CashX Platform, in connection with the use of the software services associated with the CashX Platform, to its customers and share the revenues derived from the sale and use of the CashX Platform, subject to the terms and conditions of this Agreement; and

WHEREAS, CashX desires to further support the AMC business utilizing the CashX Platform in consideration of such revenue sharing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

The following terms are defined:

1.1 “Licensed Intellectual Property” means the intellectual property listed in Exhibit A.

1.2 “Licensed Products” means all products of AMC that incorporate or include, or are used in connection with, one or more item of Licensed Intellectual Property. Licensed Products include, but are not limited to, products and services incorporating the Mobile Application, CashX Platform and CashX Services.

1

1.3 “Licensed Territory” means the United States of America.

1.4 “Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

1.5 “Qualifying Transaction” means either (a) an equity investment in CashX by an arms-length Person; (b) a sale of all or substantially all of the assets of CashX to which the Licensed Products pertain; or (c) a written agreement, term sheet, letter of intent or similar obligation or understanding entered into by CashX and a Person for a change of the Person that has control, directly or indirectly, of CashX. For purposes of this definition, the term “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings, however that a Qualifying Transaction shall cease to be such upon the expiration or termination of any such agreement, term sheet, letter of intent or similar obligation without the consummation of the contemplated investment.

1.6 “Affiliate” means any person or business entity who directly controls, is controlled by, or is under common control with another person or business entity (for purposes of this definition, “control,” “controlled by,” or “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person or business entity, whether through ownership of voting securities or otherwise).

1.7 “Documentation” means the user manuals and other material provided to AMC or to a Customer that from time to time describe the functionality and use of the Software and the CashX Platform.

1.8 “CashX Services” means the services provided by CashX through the CashX Platform, including but not limited to hosting, management and support relating to mobile top up, bill payment, check to card, gift cards, event tickets, crypto currency, remittance, money transfer, advertising, and any other service offered with a commission or service fee charged to CashX customers.

1.9 “Customer” means any person or entity that purchases or uses the CashX Platform or the CashX Services through AMC’s distribution network or electronic technology based distribution systems

1.10 “Confidential Information” includes all such information furnished by AMC or CashX, or any of their respective representatives or Affiliates, to the other Party or its representatives or Affiliates, whether furnished before, on, or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other Party or its representatives or Affiliates.

2

1.11 “Customer” means any person or entity that purchases or uses the CashX Platform or the CashX Services through AMC’s distribution network or electronic technology-based distribution systems.

1.12 “Gross Revenues” means the revenues received less: (a) commissions to agents and resellers, discounts, rebates, allowances or charge-backs actually allowed thereon; (b) credits or allowances granted on account of refunds, rejections, service credits, and exchanges; and (c) tariffs, duties, excise, and sales and value-added taxes and similar government charges actually paid (except income tax), all such revenues being in connection with the sale or use of the CashX Platform or the CashX Services.

1.13 “Mobile Application” means a software application designed and implemented to be used by Customers to access and manage the CashX Platform and CashX Services.

1.14 “Software” means the computer program or programs necessary for operation of the CashX Platform in object code form only, including all Updates, and any derivative works, translations, patches, enhancements, improvements, modifications, error corrections, or other versions thereof, and all associated Documentation.

1.15 “Trademarks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, and logos

1.16 “Updates” means releases of the Software incorporating maintenance, improvements, patches, error corrections and enhancements, including releases offering new features or functionality.

2.	LICENSE

2.1 Licensed Intellectual Property. In exchange for the consideration described below in Section 3.1, CashX hereby grants to AMC an exclusive, perpetual, irrevocable, transferable license to use the Licensed Intellectual Property to make, have made, use, offer to sell, sell, and import Licensed Products in the Licensed Territory.

2.2 Reseller Rights. CashX hereby grants to AMC an exclusive, perpetual, irrevocable, transferable right to resell the Licensed Products in the Licensed Territory, subject to the terms and conditions of this Agreement.

2.3 Expansion of Licensed Territory. Within 18 months of the date hereof, AMC shall have the right to expand the Licensed Territory to include the following geographic locations: Globally.

3

2.4 AMC Responsibilities.

(i) All Licensed Intellectual Property, or any reproduction, modifications, or improvements thereof, shall, notwithstanding their contribution or use by AMC, be and remain the property of AMC and such items shall automatically become part of the Licensed Intellectual Property, and AMC shall be entitled to use them to the extent permitted by this Agreement and for archival and historical purposes.

(ii) AMC may execute any agreement, contract, registration or any document that indicates or implies that it owns or has an ownership interest in the Licensed Intellectual Property. AMC will promptly notify CashX in writing of any infringement of or challenges to the Licensed Intellectual Property which come to AMC’s attention. AMC may on its own, cause or support, directly or indirectly, a third party, other than CashX or CashX’s authorized agents, to file any application or seek registration of intellectual property relating to or otherwise incorporating Licensed Intellectual Property. AMC may grant or attempt to grant a security interest in, or otherwise encumber, the Licensed Intellectual Property or record any such security interest or encumbrance against any application or registration regarding the CashX trademarks in the United States Patent and Trademark Office or elsewhere in the world.

2.5 Access to CashX Platform; Software. CashX hereby grants to AMC an exclusive, perpetual, non-transferable, right and license to access and use the CashX Platform and the CashX Services to Customers, subject to the terms and conditions of this Agreement. CashX further grants to AMC, an exclusive, fully-paid, perpetual, non-transferable, right and license to access and use the Software in connection with virtual uses not associated with physical kiosks utilizing the CashX Platform.

2.6 Trademark License. CashX further grants to AMC an exclusive, fully-paid, non- transferable, right and license to the CashX Trademarks and brand, including designs, characters, artwork, names, words, symbols, likenesses, logos, photographs (POS, advertising, digital, hang tag), and other indicia which have become associated with a the CashX Platform. The use of the Trademarks and branding materials is subject to the terms and requirements of this Agreement regarding service quality and usage, including any promulgated style guides or trademark usage guidelines, which shall constitute CashX-approved uses; provided, however, that, nothing herein shall prevent AMC from incorporating the Trademarks with the other brands and trade names of AMC. AMC further agrees to cooperate and comply in good faith with commercially reasonable quality control measures in order to preserve or protect the integrity of the CashX Trademarks. AMC shall ensure that all uses of the CashX Platform and all related specifications, and descriptive literature that include any Trademarks of CashX, are marked with the appropriate Trademark notice to identify the Trademark as pertaining to CashX.

2.7 AMC Obligations. AMC shall use commercially reasonable efforts to promote, market, and utilize the CashX Platform and the CashX Services to Customers in connection with the kiosks and in a manner that is consistent with CashX’s brand guidelines, quality standards, and applicable laws and regulations. CashX shall provide AMC with standard documentation and agreements as needed. AMC shall not make any representations, warranties, or guarantees to Customers or third parties regarding the CashX Platform or the CashX Services that are not authorized by CashX in writing. AMC shall comply with all reasonable instructions and directions from CashX regarding the Documentation relating to the CashX Platform and the CashX Services.

4

2.8 Related Parties. The rights granted herein also confer on AMC the right to authorize any AMC Affiliate, employee, officer, director, agent, subcontractor, or service provider, including any third-party hosting service, to perform any act that AMC is permitted to perform pursuant to the rights granted herein, so long as AMC ensures that all such third parties agree to abide by the restrictions and limitations of this Agreement.

2.9 Customer Agreements. AMC shall enter into written agreements with Customers that incorporate the terms and conditions required by CashX for the sale and use of the CashX Platform and the CashX Services, including but not limited to the payment terms, the warranty terms, the liability terms, and the intellectual property terms. AMC shall be solely responsible for collecting the payments from Customers and remitting the applicable portion to CashX as per Section 3.1.

2.10 Technical Support. CashX shall provide AMC with [the Support Level Agreement set forth in Exhibit B, attached hereto, as well as] necessary training, Documentation, and technical support to enable AMC to resell the CashX Platform and the CashX Services effectively and efficiently. CashX shall also be responsible for the delivery, deployment, maintenance, and first- line customer support services for the CashX Platform and the CashX Services, including but not limited to the installation, maintenance, troubleshooting, and repair of the CashX Platform and the resolution of any customer complaints or issues. AMC shall cooperate with CashX in providing customer support services and shall escalate any customer inquiries or problems that cannot be resolved by AMC to CashX promptly.

2.11 Updates. CashX shall make Updates available to Customer on a regular basis (currently anticipated to be approximately monthly) and provide notice to AMC, and to Customers as applicable, of the availability of each Update. AMC will make reasonable efforts to review, test and approve the installation of each Update within thirty (30) days after receiving notice of any Update. CashX shall, promptly on receiving Customer’s consent to install the Update, and at no additional charge to Customer, deploy such Update to Customer’s production environment, migrate Customer’s Input Data to the updated environment and provide production validation (smoke test) of the Update. CashX shall also offer to Customer assistance for other requested Customer specific services related to Updates, such as assistance with testing, project planning, coordinating Updates and project planning. CashX reserves the right to provide Updates for only specific versions of the Software it deems appropriate, so that changes made in Updates may not be applied to all previously released versions of the Software. In addition, if CashX provides written notice to Customer that an Update to an unsupported version of the Software is required to permit CashX to make CashX Platform security patches or updates, and Customer fails to approve the installation of such Update within three (3) months after such notice, Customer releases CashX from any liability to the extent arising from the continued use of the unpatched CashX Platform.

2.12 Sales and Contract Assignment. All sales of the Licensed Products and any services involving the CashX Platform or CashX Services within the United States must be exclusively conducted through AMC. Furthermore, all contracts with Customers located in the United States for the sale, use, or distribution of the Licensed Products or the CashX Platform shall be assigned to AMC. The assignment of such contracts is a material obligation of this Agreement and a condition precedent to the continuing exclusivity rights granted to AMC under Section 2.2. The Parties agree to cooperate in good faith to promptly effectuate such assignment, including executing any necessary documentation. A list of contracts subject to this assignment is attached hereto as Exhibit C.

5

3.	FEES

3.1 Royalties. Immediately following the Effective Date, AMC shall pay the CashX an initial royalty of $1,000. Upon AMC generating either (i) at least US$1,000,000 in earnings before interest, taxes, and depreciation from the sale of the Licensed Products resulting exclusively from CashX’s efforts (and not including earnings generated from Dollar General), or (ii) at least US$5,000,000 in gross revenues from the sale of the Licensed Products resulting exclusively from CashX’s efforts (and not including revenues generated from Dollar General), AMC shall pay an additional, one-time royalty to CashX in the form of shares of AMC’s common stock, with such number of shares equal to $10,000,000 divided by the closing price of AMC’s common stock as reported by Nasdaq.com as of the Effective Date, subject to applicable securities laws and required approvals (including compliance with Nasdaq Listing Rule 5635, which requires AMC to obtain shareholder approval prior to issuing a number of shares of common stock in excess of 20% of AMC’s outstanding common stock, such that no more than 19.99% of AMC’s shall be issuable to CashX prior to receipt of shareholder approval in compliance with Nasdaq Listing Rule 5635). AMC agrees to obtain shareholder approval in compliance with Nasdaq Listing Rule 5635.

3.2 Operating Capital. AMC shall employ its best efforts to (i) secure general operating capital until AMC is cash flow positive, and (ii) spend a minimum of $500,000 up to a maximum of $2,000,000 over 24 months to use the Licensed Intellectual Property to make, have made, use, offer to sell, sell, and import Licensed Products. As part of this investment, AMC shall make an initial investment of $250,000 payable to CashX structured as follows: (i) $50,000 payable upon the commercial release of the Mobile Application; (ii) $100,000 payable upon certification of the Deltrix Kiosk and confirmation that all associated services are functional and operating as intended; and (iii) $100,000 payable upon certification of the Genmega Kiosk and confirmation that all associated services are functional and operating as intended. The remaining investment, up to the $2,000,000 total commitment, and satisfaction of all other material conditions agreed to by the Parties, shall be considered satisfied upon the effectiveness of a registration statement on Form S-1 for an offering of AMC securities in an amount of not less than $2,000,000.

3.3 Books and Records. AMC shall keep complete, true and accurate books and records relating to the handling and sale of Licensed Products under this Agreement or other disposition of the Licensed Products in sufficient detail to permit CashX to confirm the amount and nature of Licensed Product sales upon request by CashX, for at least five (5) years following the period to which the information relates, provided however, that, if required, AMC shall keep such true and accurate books for at least the period mandated by applicable law.

3.4 U.S. Revenue from Licensed Products; Payments and Accounting. All revenue received by CashX from the sale, use, or distribution of the Licensed Products within the United States shall be remitted in full to AMC on a weekly basis via ACH transfer. CashX shall not deduct any operating expenses or other costs from such amounts. In connection with each weekly remittance, CashX shall provide AMC with a detailed accounting of the gross revenue received from the Licensed Products, including transaction-level data and any documentation reasonably requested by AMC. Compliance with this revenue remittance and reporting obligation is a material term of this Agreement.

6

3.5 Transition of Banking Relationships. As a condition precedent to CashX’s receipt of AMC common stock under Section 3.1, CashX shall transition all of its existing banking relationships, including deposit accounts and payment processing services, to AMC or a designated AMC-controlled entity within six (6) months of the Effective Date of this Agreement. CashX shall cooperate in good faith to ensure a complete and orderly transition and shall provide AMC with reasonable documentation evidencing completion of the transition upon request.

4.	INTELLECTUAL PROPERTY; SOFTWARE ESCROW

4.1 Ownership. Each Party acknowledges and agrees that the other Party owns and retains all right, title, and interest in and to its respective intellectual property, and that nothing in this Agreement shall be construed to transfer or assign any such ownership or rights to the other Party, except as expressly provided herein. Each Party shall respect and protect the other Party’s intellectual property rights and shall not use, copy, modify, distribute, disclose, or exploit the other Party’s intellectual property, except as authorized by this Agreement or by the other Party in writing.

4.2 License Restrictions. AMC shall not sublicense, rent, lease, loan, or otherwise transfer the CashX Platform or the CashX Services to any third party, except as permitted by this Agreement or by CashX in writing. AMC shall not reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code, algorithms, or trade secrets of the CashX Platform or the CashX Services, or create any derivative works based on the CashX Platform or the CashX Services, without CashX’s prior written consent.

4.3 Infringement. Each Party shall promptly notify the other Party of any actual or suspected infringement or misappropriation of the other Party’s intellectual property rights by any third party, and shall cooperate with the other Party in taking any legal action to protect and enforce such rights. The Party whose intellectual property rights are infringed or misappropriated shall have the sole right and discretion to initiate, prosecute, and control any legal action or proceeding involving such infringement or misappropriation, and to claim any damages, profits, costs, and fees, including reasonable attorneys’ fees, in connection therewith. The other Party shall not take any independent action or interfere with the enforcement of such rights, unless authorized by the Party whose rights are infringed or misappropriated in writing.

7

4.4 Software Escrow. CashX shall deposit with a reputable escrow agent (“Escrow Deposit”), to be mutually agreed to by the Parties, of the following items (collectively, the “Software Code”): Source code, in human readable form in the original programming code language, and object code, each on computer-readable media, within sixty (60) days of the release date of the applicable Software and any subsequent Updates which CashX makes available under this Agreement, together with any applicable Documentation, and will add AMC as a beneficiary of the escrow agreement, to be mutually agreed to by the Parties, with the following conditions:

(a) Amendment to Escrow Deposit. If CashX corrects any defects in, or provides any revisions, updates, modifications, enhancements, corrections, or new releases to the Software Code under this Agreement, CashX shall within thirty (30) days of such release amend the Escrow Deposit and furnish the escrow agent with a corrected or revised copy of the Escrow Deposit.

(b) The Software Code shall remain in escrow for the Term of this Agreement. The following “Release Conditions” will trigger a release of the Software Code to AMC: (a) CashX has announced that it will discontinue, or has effectively ceased to provide, support, (e.g., no longer providing updates, bug fixes, or technical assistance), or has announced that it will discontinue Updates for the Software; (b) CashX ceasing to operate in the normal course of business (other than in connection with a permitted assignment under Section 8.4); or (c) all or a substantial portion of the assets of CashX being transferred to an assignee for the benefit of creditors, to a receiver, or to a trustee in bankruptcy for purposes of liquidation. The escrow agreement shall provide that the escrow agent inform AMC in the event that the escrow agreement is terminated for any reason or replaced or upon the occurrence of a Release Condition.

(c) CashX hereby grants AMC a fully-paid, irrevocable, perpetual, exclusive license, exercisable solely upon the occurrence of a Release Condition, to use the Software Code solely in support of AMC’s authorized use of the Software, including using the Software Code in support of providing maintenance for the Software, provided that the Software Code will continue to constitute CashX Confidential Information. CashX shall not be responsible for providing Software Support in the event of a Release Condition.

(d) CashX and AMC acknowledge that the rights granted to AMC and the other Permitted Users as defined under Sections 2.1, 2.2, 2.5, 2.6, and this Section 4.4, shall be considered “rights to intellectual property,” with respect to which CashX is CashX, under Section 365(n) of the United States Bankruptcy Code. Therefore, AMC and the other Permitted Users shall have the right, under and in accordance with Section 365(n) of the United States Bankruptcy Code, to elect to retain their respective rights as AMCs hereunder.

5.	REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

5.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation; (b) it has the full power and authority to enter into and perform this Agreement and to grant the rights and licenses granted herein; (c) no provision of this Agreement will violate any other agreement that either party may have with any other person, company, firm, or entity; (d) it has obtained all necessary consents, approvals, and authorizations from any third parties for the execution and performance of this Agreement; (e) it is not a party to any agreement or obligation that conflicts with or limits its ability to perform this Agreement; and (f) it will comply with all applicable laws and regulations in the performance of this Agreement. Each party has relied upon these representations and warranties in entering into this Agreement.

8

5.2 CashX Representations and Warranties. CashX represents and warrants to AMC that: (a) it owns or has the right to use the CashX Platform and the CashX Services and to grant the rights and licenses granted herein; (b) the CashX Platform and the CashX Services do not infringe or misappropriate any intellectual property rights of any third party; (c) the CashX Platform and the CashX Services conform to the specifications, documentation, and quality standards provided by CashX; (d) the CashX Platform and the CashX Services are free from any defects in design, materials, workmanship, and functionality; and (e) the CashX Platform and the CashX Services will perform in accordance with the expected level of service and functionality.

5.3 AMC Representations and Warranties. AMC represents and warrants to CashX that it will utilize the CashX Platform and the CashX Services in a professional and ethical manner and in accordance with the terms and conditions of this Agreement and the Customer agreements.

5.4 Indemnification – CashX. CashX agrees to defend, indemnify and hold harmless AMC and its officers, directors, employees, agents and representatives from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting AMC (each, a “AMC Claim”) related to or arising out of (a) the breach of any of CashX’s representations, warranties or covenants hereunder; (b) CashX’s gross negligence or willful misconduct; (c) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or directly related to the use of a product that is solely attributable to the Licensed Intellectual Property as provided by CashX; and (d) any claims by a third party that the Licensed Intellectual Property infringes on such third-party’s intellectual property rights; provided that, for any claim or suspected claim of infringement CashX will, at its election, either: (i) procure the rights to use that portion of the Licensed Intellectual Property alleged to be infringing; (ii) replace the alleged infringing portion of the Licensed Intellectual Property with a non-infringing alternative; (iii) modify the alleged infringing portion of the Licensed Intellectual Property to make it non-infringing; or (iv) terminate the allegedly infringing portion of the Licensed Intellectual Property or this Agreement. Notwithstanding the foregoing, CashX will have no obligation under this Section 5.4 or otherwise with respect to any AMC Claim(s) which would not have arisen but for: (i) a combination of Licensed Intellectual Property with non-CashX products or services; (ii) use of the Licensed Intellectual Property in violation of this Agreement; or (iii) any modification to the Licensed Intellectual Property made by CashX.

9

5.5 Indemnification – Procedures. If a Party (the “Indemnified Party”) seeks indemnification under the terms and conditions of this Article 4 from the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim for which indemnification is sought (whether a direct claim brought by the Indemnified Party or a third party claim brought against the Indemnified Party) upon becoming aware of a claim. The Indemnifying Party shall promptly assume control of the defense and investigation of such claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnified Party’s sole cost and expense. The Indemnified Party may participate in the defense of such claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any such claim on any terms or in any manner that adversely affects the rights of any indemnified Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of such claim, the Indemnified Party has the right, but no obligation, to defend against such claim, including settling such claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 5.5 nor any Indemnified Party’s act or omission in the defense or settlement of any such claim will relieve the Indemnifying Party of its obligations under this Section 5.5, including with respect to any losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

5.6 Confidential Information. Both Parties agree to keep all Confidential Information exchanged under this Agreement in strict confidence and shall not disclose such information to any third party without the prior written consent of the disclosing Party. “Confidential Information” includes, but is not limited to, the Licensed Intellectual Property and any other information that is marked or identified as confidential or proprietary, or that by its nature should reasonably be understood to be confidential or proprietary.

(i) Exceptions. Confidential Information does not include any information that: (a) is or becomes publicly available through no fault of the receiving Party; (b) is already in the possession of the receiving Party without any obligation of confidentiality; (c) is lawfully obtained from a third party without any obligation of confidentiality; or (d) is independently developed by the receiving Party without reference to or use of the Confidential Information.

(ii) Use and Disclosure. The receiving Party shall use the Confidential Information only for the purpose of performing its obligations and exercising its rights under this Agreement, and shall not use the Confidential Information for any other purpose or for its own benefit or the benefit of any third party. The receiving Party shall disclose the Confidential Information only to its employees, contractors, agents, and representatives who have a need to know such information for the purpose of this Agreement, and who are bound by confidentiality obligations at least as restrictive as those in this Agreement. The receiving Party shall protect the Confidential Information from unauthorized use, disclosure, or loss using the same degree of care that it uses to protect its own confidential information, but in no event less than a reasonable degree of care.

(iii) Compelled Disclosure. If the receiving Party or any of its representatives are required by law, court order, or governmental authority to disclose any Confidential Information, the receiving Party shall: (a) promptly notify the disclosing Party of such requirement; (b) cooperate with the disclosing Party in seeking a protective order or other appropriate remedy; (c) disclose only such portion of the Confidential Information as is legally required; and (d) use its best efforts to ensure that the Confidential Information is treated confidentially by the recipient.

10

(iv) Return or Destruction. Upon the termination or expiration of this Agreement, or upon the written request of the disclosing Party, the receiving Party shall promptly return or destroy all Confidential Information in its possession or control, and certify in writing that it has done so. The receiving Party may retain one copy of the Confidential Information for archival purposes or as required by law, provided that such copy remains subject to the confidentiality obligations of this Agreement.

5.7 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY FURTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, FOR THE PRODUCTS AND ANY OTHER MATERIAL OR RIGHTS PROVIDED TO AMC BY CASHX, INCLUDING WITHOUT LIMITATION, NON-INFRINGEMENT OR THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CASHX DOES NOT WARRANT THAT THE LICENSED PRODUCTS ARE DEFECT FREE OR THAT THE PRODUCTS WILL MEET ANY PARTICULAR USER REQUIREMENTS

5.8 Limitation of Liability. WITH THE EXCEPTION OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, NEITHER CASHX NOR AMC SHALL BE LIABLE TO THE OTHER FOR INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS RELATED TO SUCH CONSEQUENTIAL OR SPECIAL DAMAGES OR LOSSES) (COLLECTIVELY, “SPECULATIVE DAMAGES”) RESULTING DIRECTLY OR INDIRECTLY FROM PERFORMANCE OR FAILURE TO PERFORM OR COMPLY WITH THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SECTION 5.8 DOES NOT LIMIT EITHER PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS HEREIN, INCLUDING ANY CLAIMS BY THIRD PARTIES FOR THE PAYMENT OF ANY SPECULATIVE DAMAGES.

6.	TERM AND TERMINATION

6.1 Term. This Agreement shall remain in full force and effect for an initial term of thirty (30) years commencing on the Effective Date (“Initial Term”), and, unless notice is provided by either party of its intent not to renew this Agreement by provided no less than ninety (90) days’ written notice to the other party, this Agreement shall renew automatically thereafter for successive five (5) year periods (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless otherwise terminated in accordance with Section 6.5, below.

6.2 Exclusivity. CashX acknowledges and agrees that AMC is granted an exclusive license in respect to maintenance, operational, promotional, advertising, goodwill, and general business purposes, including co-development of new offerings and support of ongoing software maintenance within the Licensed Territory. AMC acknowledges and agrees that the license granted herein is strictly limited to the Licensed Territory. Any use of the Licensed Intellectual Property outside of the Licensed Territory, including any such use following any merger, acquisition, or change in control of AMC, is expressly prohibited unless prior written approval is obtained from CashX.

11

6.3 Renewal. AMC shall have a right of first refusal to renew the Agreement on the same terms as contained herein, or upon different terms mutually agreed upon by CashX and AMC.

6.4 Termination. Subject to Section 6.5 below, this Agreement may be terminated by the applicable Party or Parties as follows:

(i) If one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party (“Notice of Breach”), the non- breaching Party may terminate this Agreement within three (3) days following expiration of such cure period by providing written notice of such termination to the breaching Party;

(ii) AMC shall have the right to terminate this Agreement, upon thirty (30) days’ prior written notice to CashX, if CashX fails to deploy and maintain at least ten (10) operational kiosks in the field within sixty (60) days of the Effective Date. For purposes of this Section 6.4, a “successful deployment” shall mean the kiosk units are actively functioning and offering to customers the following services via the CashX Kiosk or Mobile Application: (a) Check Cashing, (b) Bill Pay, (c) Mobile Top-Up, (d) Money Transfer, (e) Prepaid Cards, and (f) Events.

(iii) AMC shall also have the right to terminate this Agreement, upon thirty (30) days’ prior written notice to CashX, if AMC fails to establish independent banking relationships that are fully operational and capable of supporting the functionality and deployment of the Licensed Products, including deployed kiosks, within a commercially reasonable period of time not to exceed ninety (90) days from the Effective Date.

(iv) AMC shall have the irrevocable right and option to acquire CashX, including all issued and outstanding equity of CashX, at any time during the Term, at a mutually agreed purchase price based on a valuation determined by an independent third- party investment banking firm jointly selected by the Parties. The Parties shall negotiate in good faith the terms and documentation required to effectuate such acquisition, including any required regulatory or shareholder approvals. This right shall be exercisable by AMC upon thirty (30) days’ prior written notice to CashX and shall survive any change of control of either Party.

(v) Automatically upon a final, non-appealable decision by a State or the local administrative or regulatory body in which either Party operates which would render the activities contemplated hereunder illegal, unenforceable or otherwise commercially impracticable.

(vi) If the Parties determine that this Agreement does or reasonably could be determined to violate any Applicable Laws applicable to the Parties, their Affiliates, and enforcement for violation of such Applicable Laws is likely to result in substantial civil or criminal liability or otherwise have a material and detrimental effect on the Parties; or

12

(vii) Immediately in the event that the obligations of the Parties and the transactions contemplated under this Agreement cease to be legal under Applicable Law, or if there is risk of federal prosecution for violation of federal law, even if the Parties are fully compliant with Applicable Law and such prosecution may result in incarceration, criminal and civil penalties and/or forfeiture of property.

(viii) Valuation Protection. During the term of the Agreement, should AMC’s common stock price fall below $1.00 for 90 consecutive days, or AMC’s common stock be delisted from the Nasdaq, and such delisting not be cured within 60 days, CashX shall have the right to terminate the Agreement without notice.

6.5 Effects of Expiration or Termination. Upon termination or expiration of this Agreement: (i) all licenses granted to AMC herein shall revert to a non-exclusive license to the Licensed Intellectual Property; (ii) AMC shall retain all rights to use, maintain, improve, and otherwise service the Licensed Product and/ any services incorporating the Licensed Intellectual Property; (iii) AMC shall retain all rights to use the all software escrowed pursuant to Section 4 of the Agreement; (iv) AMC shall retain the exclusive right to directly service any and all of the clients, customers, facilities and entities that utilized the Licensed Intellectual Property, directly or indirectly, due to service by AMC under this Agreement; (v) each Party shall within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the other Party; and (vi) each Party will pay, as and when due, any sums then currently due to the other under this Agreement.

6.6 Survivability Post-Acquisition. This Agreement, including all rights, obligations, and limitations hereunder, shall survive any merger, acquisition, or change in control of either Party. This Agreement shall be binding upon and inure to the benefit of either Party’s successors and legal representatives.

6.7 Agreement Terms Surviving Termination of this Agreement. Terms in the following Sections survive termination of this Agreement: Section 2.1, Section 2.2, Section 2.5, Section 2.6, Section 4.4, Section 5, Section 6, Section 7, Section 8.

7. 0	LIMITATION OF LIABILITY

7.1 Indemnification. Each Party agrees to defend, indemnify, and hold harmless the other Party and its officers, directors, employees, agents, and representatives from and against any and all third party claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) the breach of any of the Party’s representations, warranties, or covenants under this Agreement; (b) the Party’s negligence or willful misconduct; or (c) any infringement or misappropriation of any intellectual property rights of any third party by the Party’s products, services, or intellectual property.

13

7.2 Procedures. If a Party (the “Indemnified Party”) seeks indemnification under this Section 7 from the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim for which indemnification is sought (whether a direct claim brought by the Indemnified Party or a third party claim brought against the Indemnified Party) upon becoming aware of such claim. The Indemnifying Party shall promptly assume control of the defense and investigation of such claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, at the Indemnifying Party’s expense. The Indemnified Party may participate in the defense of such claim, with counsel of its own choosing and at its own expense. The Indemnifying Party shall not settle any such claim on any terms or in any manner that adversely affects the rights of the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. If the Indemnifying Party fails or refuses to assume control of the defense of such claim, the Indemnified Party has the right, but not the obligation, to defend against such claim, including settling such claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate.

7.3 Infringement. If the exercise by an Indemnified Party of any rights granted herein is enjoined, or in such Indemnified Party’s reasonable opinion is likely to be enjoined, at the Indemnifying Party’s request and option, and without prejudice to any other rights and remedies the Indemnified Party otherwise may have at law, in equity, or under this Agreement, the Indemnifying Party shall, at its expense, use commercially reasonable efforts to: (i) procure from the person(s) claiming infringement a license for the Indemnified Party to continue to exercise all rights granted under this Agreement; or, (ii) modify, without diminishing existing functionality, the allegedly infringing item to avoid infringement. If such options cannot be accomplished despite such attempts, then either Party may terminate this Agreement upon written notice to the other Party.

7.4 Limitation of Damages. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOST DATA, OR LOST SAVINGS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE BY THE PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

8.	MISCELLANEOUS

8.1 Non-Circumvent. CashX agrees to not circumvent AMC by approaching any Customer who has already executed an agreement with AMC or has highlighted they are in contract negotiations with the Customer. Other CashX resellers and distributors may have existing relationships or approach common Customers with AMC, and in an effort to provide AMC with sufficient notice to retain or win contract with the Customer, CashX will inform AMC if any contracts submitted which match the retailers on the “open national retailer” list supplied.

14

8.2 Choice of Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the substantive laws of the State of North Carolina, the principal place of business of CashX, without regard to otherwise governing principles of conflict of law.

8.3 Jurisdiction. Each of the Parties agrees that any suit, action or other legal proceeding by or against any Party (or its Affiliates or designees) with respect to or arising out of this Agreement shall be brought exclusively in the federal or state courts in the State of North Carolina, and any appellate court from any thereof as the Party instituting such suit, action or other legal proceeding may elect. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such suit, action or other legal proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in Section 8.4.

8.4 Notices. All notices required or permitted by this Agreement, unless specifically provided otherwise, shall be given in writing by certified or registered mail, return receipt requested, or by hand delivery.

To AMC:

Alpha Modus Holdings, Inc.
20311 Chartwell Center Drive, #1469
Cornelius, NC 28031
balessi@alphamodus.com

With copy to:

Christopher E. Hanba
Alpha Modus Holdings, Inc.
20311 Chartwell Center Drive, #1469
Cornelius, NC 28031
chanba@alphamodus.com

15

To AMC:

CashXAI, Inc.

Stephen Combe
CashXAI, Inc.
550 West B Street, Fourth Floor,
San Diego CA 92101
Email: Stephen@cashx.ai

To CashX, LLC:

Stephen Combe
CashX, LLC
550 West B Street, Fourth Floor,
San Diego CA 92101
Email: Stephen@cashx.ai

All notices will be deemed effective upon personal delivery, confirmed electronic receipt, or two (2) business days following deposit with any international courier service or certified or registered mail.

8.5 Assignment. Except as provided by Section 4.4, neither Party may assign or delegate this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement to a successor entity in the event of a merger, acquisition, or other change of control, provided that such successor entity agrees to be bound by the terms and conditions of this Agreement. Any attempted assignment or delegation in violation of this Section 8.5 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.6 Right to Audit. CashX shall have the right to conduct an audit of AMC’s financial and operational records to ensure compliance with the terms of this Agreement, particularly pertaining to the use and revenues of the Licensed Intellectual Property. Such audits shall not occur more than twice per calendar year and shall be conducted over a period not extending 30 business dates, during AMC’s regular business hours. CashX shall provide AMC with written notice at least seven (7) days prior to the commencement of audit. The audit shall be conducted in accordance with generally accepted auditing standards. The costs of the audit shall be borne by the CashX, unless the audit reveals a breach of the Agreement by AMC, in which case AMC shall reimburse the CashX for all reasonable audit costs. In the event of a finding of non-compliance or breach, AMC shall have thirty (30) days to cure the breach, failing which the CashX may pursue remedies as per this Agreement. The results of the audit shall be kept confidential and only used for purposes outlined in this Agreement.

16

8.7 Reservation of Rights. Each of the Parties hereby agree that the reservation of rights by CashX for enforcement of intellectual property is as follows:

(i) Retention of Rights by CashX. Notwithstanding any provision to the contrary in this Agreement, CashX expressly reserves all rights and remedies available under applicable laws for the protection and enforcement of the Licensed Intellectual Property, including, but not limited to, the right to initiate, prosecute, and control any legal action or proceeding involving infringement or misappropriation of the Licensed Intellectual Property. Such rights include, without limitation, the right to sue for infringement, to seek injunctive relief, and to claim damages, profits, and costs, including reasonable attorneys’ fees, in connection with any unauthorized use, reproduction, or exploitation of the Licensed Intellectual Property by any third party, irrespective of the industry or sector in which such infringement occurs.

(ii) No Right to Sue for AMC. AMC acknowledges and agrees that it shall have no right or authority to initiate or pursue any legal action or proceeding for infringement or misappropriation of the Licensed Intellectual Property against any third party, regardless of whether such infringement or misappropriation occurs within the Exclusive Industry. The right to enforce the Licensed Intellectual Property against infringers, whether within or outside the Exclusive Industry, is exclusively reserved to CashX. AMC’s sole recourse in the event of such infringement or misappropriation shall be to notify CashX of the infringement, and CashX shall have the sole discretion to determine the appropriate course of action.

(iii) Cooperation in Enforcement. AMC agrees to provide reasonable assistance and cooperation to CashX in the enforcement of the Licensed Intellectual Property rights against third-party infringers, including, but not limited to, providing information, documents, or testimony reasonably necessary for such enforcement. AMC’s cooperation shall be at CashX’s expense unless otherwise agreed upon in writing.

(iv) No Waiver of Rights. The failure of CashX to enforce any provision of this Agreement or to exercise any right in respect thereof shall not be construed as constituting a waiver of its rights thereof or of any other rights under this Agreement.

8.8 Entire Agreement, Modification. This Agreement constitutes the entire understanding and arrangement between the parties with respect to the subject matter of this Agreement, and supersedes any other agreements, negotiations, understandings, and representations whether written or oral, including the License and Services Agreement by and between Alpha Modus Corp. and CashX LLC with an effective date of June 5, 2025. No term or provision of this Agreement shall be amended, supplemented, modified, or waived except by a writing signed by the party against whom such amendment, supplement, modification, or waiver is sought to or would be enforced.

8.9 Costs and Expenses. Each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors, and representatives incurred in connection with this Agreement and the transactions contemplated hereby, except as may be otherwise provided herein.

17

8.10 Ambiguities. Any term or provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. Preparation of this Agreement has been a joint effort of the Parties and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement, and the usual rule of contract construction that resolves ambiguities against the drafter shall not apply.

8.11 Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the other provisions herein shall survive such declaration. If any court of competent jurisdiction shall determine that any provision used herein is invalid or unenforceable, then such provision shall be replaced by an acceptable provision that is most nearly coextensive with such stricken provision.

8.12 Public Disclosure. AMC shall be permitted to publish a press release, and/or file a Current Report on Form 8-K, concerning this Agreement and the transactions contemplated hereby without the prior written consent of CashX.

8.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.

[SIGNATURES FOR THIS AGREEMENT CONTINUE ON THE NEXT PAGE]

18

IN WITNESS WHEREOF, the parties execute this Agreement as of the dates indicated.

CASHX, LLC

By:	/s/Stephen Combe
Its:	CEO

CASHXAI, INC.

By:	/s/ Stephen Combe
Its:	CEO

ALPHA MODUS HOLDINGS, INC.

By:	/s/ William Alessi
Its:	CEO

19

EXHIBIT A

Licensed Intellectual Property

CashX Mobile Application

CashX Kiosk Application

CashX Back Office Application

Any Prepaid Card created by CashX, CashXAI, or any of the principals of CashX or CashXAI

EXHIBIT B

Service Level Agreement (SLA)

This Exhibit B—Service Level Agreement (this “SLA”)—shall be incorporated in and governed by the terms of the License and Services Agreement (“Agreement”), by and between Alpha Modus Corp., a Delaware corporation (herein “AMC”), and CashX Inc., a Delaware corporation (“CashX”) dated [●]. Unless expressly defined herein, capitalized terms shall have the meanings provided in the Agreement. Unless expressly provided for in this SLA, in the event of a conflict between the provisions contained in the Agreement and those contained in this SLA, the provisions contained in the Agreement shall prevail.

1.	General Support Service Availability

1.1.	Hours of Coverage. Non-emergency Support resources are available from 8:00 am to 5:00 pm (Regular Business Hours “RBH”), Monday through Friday, Central Time, except observed holidays, including but not limited to: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve and Christmas Day. AMC may request emergency support for urgent issues during non- covered hours (Outside Business Hours “OBH”) by calling the designated phone number provided to AMC by CashX. The CashX Platform will be monitored 24 hours per day, seven days per week, including Holidays.

1.2.	Availability and Performance. CashX is committed to delivering the Services, as discussed in the Agreement, with a monthly average uptime availability of 99.9%.

1.3.	Scheduled Maintenance and Release Management. Scheduled maintenance or releases during which AMC may experience downtime or performance degradation will be performed during off-peak hours (defined as weekdays between 1:00 am and 6:00 am and 6:00 pm Saturday through 12 pm Sunday, Central Time) and will be exempt from the uptime metrics defined herein in Section 1.2 Availability and Performance and generally limited to less than 2 hours during weekdays. Notification of scheduled downtime or service impacting maintenance/releases will be provided no less than three (3) business days prior to occurrence, except in emergency situations. Maintenance/releases that do not cause downtime or degrade service are not subject to off-peak windows.

2.	Severity Levels and Escalation

General. The following Severity Levels have been defined by CashX and have an associated escalation and notification process. The invocation of a Severity Level refers only to the impact on AMC to a situation outside of normal operation of the Software and Services, and does not imply failure to operation under the parameters of this SLA Agreement or the Agreement. For example, if a third party content provider is experiencing issues, CashX may go to a level of “Severity 2”, even though the CashX owned/operated components governed by this SLA Agreement are still performing within normal parameters.

2.1.	Severity 1 (“S1”). Severity 1 level of severity is defined as an issue causing complete loss of Services.

An S1 issue has one or more of the following characteristics:

●	Data corruption - physical or logical data is unavailable or incorrect.
●	System crashed repeatedly - a process fails and continues to fail after restart attempt.
●	Critical functionality is not available - a process cannot continue when a vital feature is inoperable.
●	System hangs - This includes cases where the process hangs indefinitely; severe performance degradation causing unreasonable waits for responses or delays in processing; and time out errors.

Resolution Timeframe Goal for Severity 1 Issues:

●	CashX will provide Notification to AMC of all S1 issues within 15 minutes of discovery.
●	First substantive status update to be provided within 1 hour (RBH) or 2 hours (OBH), to be followed by updates as appropriate.
●	Steps to resolve S1 issues will be communicated to AMC with expected resolution time. CashX will make commercially reasonable efforts to resolve the issue as quickly as possible.
●	CashX will provide an escalation plan for S1 situations. Any messages received via emergency voice-mail will be responded to with a resolution or update within 15 minutes either to AMC directly or via Notification to the entire client base.
●	Resolution goal is within one (1) business day.

2.2.	Severity 2 (“S2”). Severity 2 is defined as an issue that causes an internal error, or incorrect behavior causing severe loss of service. No AMC acceptable workaround is available; however, operations can continue in a restricted fashion.

An S2 issue has one or more of the following characteristics:

●	Internal error, causing system to fail, but restart or recovery is possible.
●	Severely degraded performance due to internal error. An example would be degraded performance of 20% or more.
●	Important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

Resolution Timeframe Goal for Severity 2 Issues:

●	CashX will provide an escalation plan for S2 situations. Any messages received via emergency voice-mail will be responded to with a resolution or update within one (1) hour during RBH or within one (1) hour of the start of RBH.
●	First substantive status update to be provided within four (4) hours (RBH) or next business day (OBH), to be followed by updates as appropriate.
●	Responses will either be to AMC directly or via Notification to the entire client base.
●	Resolution goal is within two (2) business days.

2.3.	Severity 3 (“S3”). Severity 3 is defined as an issue that has been reported or observed, but is either sporadic or localized to a region or segment of Customers, or is not observed by CashX.

An S3 issue has one or more of the following characteristics:

●	Multiple Customers report an issue that is unverified by CashX.
●	An Internet problem with CashX is causing a noticeable delay in content delivery.

Resolution Timeframe Goal for Severity 3 Issues:

●	CashX will provide an escalation plan for S3 situations. Any messages received via emergency voice-mail will be responded to with a resolution or update within two (2) hours during RBH or within two (2) hours of the start of RBH.
●	First substantive status update to be provided within eight (8) hours (RBH) from the initial response or next business day (OBH), to be followed by updates as appropriate.
●	Resolution goal is within ten (10) business days.

3.	Support Procedures

General. The invocation of a support procedure refers only to the impact on AMC to a situation involving the normal operation of the Software (as defined in the Agreement) including the use and functioning of the software itself.

Service Request Submission. All Service Requests should be submitted via email to CashX support by AMC or through the CashX Technical Support Portal. A ticket will be created for the service request and all communication for that service request will be done through the ticketing system. CashX will prioritize the service request and respond according to the procedures outlined below. CashX reserves the right to establish or change the priority of any service request based on guidelines established by CashX. If AMC would like to escalate the priority of an issue, AMC should request escalation through the ticket created for the service request.

4.	Confidentiality

During every Term of the Agreement and this SLA, or at any time thereafter, AMC shall not disclose and shall take the necessary steps to prevent the disclosure of this SLA, including all related pricing terms, either directly or indirectly, to third parties.

IN WITNESS WHEREOF, the parties CashX and AMC have caused this SLA to be executed by the undersigned, which they represent to be their duly authorized representatives, on the on the dates set forth below. This SLA may be signed in counterparts. Digital signatures are acceptable.

BY SIGNING BELOW, EACH PARTY ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS SLA AND AGREES TO BE BOUND BY THE TERMS AND CONDITIONS CONTAINED HEREIN.

CASHX, LLC

By:
Its:
Date:

CASHXAI, INC.

By:
Its:
Date:

ALPHA MODUS HOLDINGS, INC.

By:
Its:
Date:

EXHIBIT C

Assigned Contracts

The following contracts shall be assigned by CashX to AMC pursuant to Section 2.12 of the Agreement:

●	[Insert name of contract or customer, date of contract]
●	[Insert name of contract or customer, date of contract]
●	[Insert name of contract or customer, date of contract]

This Exhibit C may be updated from time to time upon mutual written agreement of the Parties.

As of date: _________________